Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FNB Corp.

We consent to incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442 and 333-109450) on Form S-8 and the registration statement (No. 33-59565) on Form S-3 of FNB Corp. of our report dated February 25, 2005, with respect to the consolidated balance sheet of FNB Corp. and subsidiaries as of December 31, 2004 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the year then ended, which report appears in the December 31, 2004 annual report on Form 10-K of FNB Corp.

February 25, 2005

Sanford, North Carolina